                                  Exhibit 99.1

Contacts:

Media Contact                     Analyst Contact      Boston Life Sciences, Inc.
Jim Weinrebe or Lloyd Benson      Neil Berkman         Marc E. Lanser, MD
Schwartz Communications           Berkman Associates   Chief  Scientific Officer
781-684-0770                      310-277-5162         617-425-0200

TWICE-WEEKLY ADMINISTERED ANTI-ANGIOGENIC TROPONIN SHOWS UNUSUALLY POTENT EFFECT
                               IN SUPPRESSION OF
                         EXPERIMENTAL TUMOR METASTASES

           Report in Proceedings of the National Academy of Sciences

March 15 (5:15 pm), 1999, Boston, Mass.--Boston Life Sciences, Inc. (NASDAQ:
BLSI) announced that twice-weekly, relatively low dosages of its anti-angiogenic protein, Troponin I, which had previously been shown to inhibit primary cancers in animals, significantly suppressed experimental lung metastases in a rigorous animal model of metastatic melanoma. These results, as well as other scientific findings related to the discovery of the anti-angiogenic properties of Troponin I, are to be published tomorrow in the Proceedings of the National Academy of Sciences (PNAS).

The extensive dose-ranging study, which involved 300 animals and was conducted at a leading independent research laboratory specializing in experimental oncology, was designed to determine the initial dosing schedule for human clinical trials. The data demonstrated that 1mg/kg of Troponin administered twice-weekly suppressed the majority of lung metastases from intravenously injected melanoma.

The report in PNAS, entitled "Troponin I is Present in Human Cartilage and Inhibits Angiogenesis," was authored by Moses et al from Children's Hospital, Beth Israel Deaconess Medical Center and MIT in Massachusetts. The manuscript was communicated by Robert Langer, professor of Biochemical Engineering, MIT, and member of the National Academy of Sciences.

"Both the in vitro and animal data support our view that Troponin is an unusually potent, naturally occurring anti-angiogenic factor," said Marc E. Lanser, MD, chief scientific officer of BLSI. "The fact that doses as little as 1mg/kg given twice-weekly suppressed the majority of melanoma lung metastases is highly significant in that this quantity appears to be significantly lower than the amount required by most other established anti-angiogenic factors to achieve the same degree of suppression achieved in this very difficult model."

Lanser continued, "If conventional extrapolation from mouse to human dosing were to ultimately hold true, between 5 and 50mg of Troponin given twice-weekly per patient could potentially be found appropriate for use in human cancer therapy aimed at control of metastatic cancer. Such a relatively modest dosing regimen could prove not only quite practical and convenient for patients, but would also have a very positive impact on manufacturing and cost issues."

"The company believes that this publication in one of the most prestigious, peer-reviewed scientific journals in the world delineates the scientific basis for our enthusiasm for Troponin as a potentially important anti-angiogenic product for the treatment and prevention of solid tumor metastases in human cancer therapy," stated David Hillson, president and CEO of BLSI. "We are very gratified that this program, which was one of the very first in anti-angiogenesis, has now achieved this significant recognition and we look forward to initiating human clinical trials, hopefully later this year."


                                      more

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

Boston Life Sciences, Inc.
Publication in Proceedings of the National Academy of Sciences
Page 2


Founded in 1992 by Dr. Marc Lanser, Boston Life Sciences, Inc. is a biotechnology company engaged in the development and commercialization of novel therapeutic and diagnostic compounds that have significant market potential. Compounds awaiting FDA review, in clinical trials or in preclinical development include Therafectin for the treatment of Rheumatoid Arthritis; Altropane(TM), a radiopharmaceutical-imaging agent for the detection of Parkinson's Disease; Troponin, an anti-angiogenic protein for the prevention and treatment of solid tumor metastases; Axogenesis Factor I (AF-1) for the treatment of stroke and spinal cord injury; and small molecule inhibitors to Cmaf and NIP45 for the treatment of allergies and asthma.

                                     # # #

Statements made in this press release that are not historical facts include forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include uncertainties associated with the results of human clinical trials, regulatory approval processes and other factors. The foregoing contains forward-looking statements with regard to product development, which may not be realized due to the uncertainties inherent in the research and development process, including applying laboratory results to the design and completion of clinical trials as well as the previously mentioned uncertainties.

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